Exhibit 99.1

Limoneira Company:

Investor Relations

John Mills

Partner

ICR

646-277-1254

Limoneira Company Announces Formation of Limoneira Lewis Community Builders, LLC to Develop Harvest at Limoneira, Formerly Santa Paula Gateway Project

–Limoneira Received $18 Million From Formation of Development Partnership with The Lewis Group of Companies-

SANTA PAULA, Calif.—November 16, 2015— Limoneira Company (the "Company" or "Limoneira") (NASDAQ: LMNR) announced today that on November 10, 2015, Limoneira Lewis Community Builders, LLC, a development partnership between the Limoneira Company and The Lewis Group of Companies (“The Lewis Group”), was formed. Limoneira received $18 million ($16.8 million net of transaction expenses) upon the establishment of the partnership in addition to $2 million the Company received from The Lewis Group in September 2015, in anticipation of the formation of the partnership. Limoneira Lewis Community Builders, LLC is a 50%/50% partnership between Limoneira and The Lewis Group that will engage in the residential development of the Harvest at Limoneira (formerly Santa Paula Gateway Project and East Area 1).

The formation of the partnership culminated with Limoneira’s contribution of its East Area 1 property and The Lewis Group’s contribution of $20 million. The funds were distributed to Limoneira upon closing the transaction, which it expects to record as a reduction in the basis of its investment. Limoneira expects to receive 25% to 80% of the net cash flow of the project, based on cash flow milestones provided in the partnership agreement, which is estimated to aggregate approximately 70% of total net cash flows to Limoneira, including the initial $20 million distribution, and the balance of net cash flows to the Lewis Group over the estimated seven to ten year life of the project.

The Lewis Group and Limoneira both have significant experience in residential development. The Lewis Group, based in Upland, California, is a multi-generational company with a longstanding successful track record in home building and master planned community development in the Western United States. Founded in 1955, The Lewis Group’s focus is on land development, master planned community development, and income property development, including commercial centers, industrial and apartments. Limoneira, founded in 1893, has been involved in community development in the cities of Santa Paula and Ventura since its inception. Past real estate development projects include McKevett Heights (1920’s), The Blanchard Development (1950’s), Hillsborough (1980’s) and Vista Point (1990’s) in Santa Paula and Limco Del Mar in Ventura (1970’s).

Harvest at Limoneira includes the development of a 500 acre master planned community with approximately 1,500 residential units. The build-out of lots is expected to begin in 2016. Limoneira Lewis Community Builders anticipates receiving security deposits from homebuilders for lots sales in mid-2017, and the sale of lots is expected to begin in the fourth quarter of 2017. Several homebuilders are expected to participate in home construction at Harvest at Limoneira. The diversity and price points of housing types will provide opportunities to a wide buyer profile. Home prices are estimated to range from $300,000 to $750,000. Limoneira Lewis Community Builders expects to recognize revenue upon delivery of lots to homebuilders and Limoneira anticipates recording its share of the partnership’s earnings under the equity method.

Previously stated projected cash flow for Limoneira over the seven to ten year life of the project of approximately $100 million is based on an average home price of $480,000. Limoneira estimates that each $50,000 increase in the median home price for the project will result in approximately $20 million to $30 million of additional net cash flow for Limoneira over the life of the project. The median home price in Ventura County is currently $516,400.

The Limoneira Lewis Community Builders project does not include any commercial property development. Limoneira retains all commercial property in the Santa Paula Gateway Project, which consists of 15 acres, or 150,000 buildable square feet, in East Area 1, and 25 owned acres plus 8 acres optioned, or 350,000 buildable square feet, in East Area 2. Limoneira expects to commence infrastructure development for commercial property in the Santa Paula Gateway Project in 2017.

Harold Edwards, President and Chief Executive Officer of Limoneira, stated, “We are excited to finalize the development partnership with The Lewis Group and to continue to move forward developing the Santa Paula Gateway Project, which we officially renamed Harvest at Limoneira. Both The Lewis Group and Limoneira have significant experience over many decades in real estate development, and our shared culture and values will help make the project successful for both organizations. We expect strong demand for Harvest at Limoneira’s new homes to be driven by the development’s highly desirable location that is fourteen miles from the Pacific Ocean and accessible to several major highways and the greater Los Angeles area, as well as the limited supply of new homes throughout Ventura County.”

Mr. Edwards added, “Beyond the residential development through Limoneira Lewis Community Builders, Limoneira is also focused on the development of over 40 acres of commercial properties in the area. Interest from potential tenants for the development has been very encouraging, and we are in the process of evaluating the best options for the commercial market. The residential and commercial development projects represent opportunities for significant cash flow for Limoneira and are an example of our execution on our long-term plan to unlock the value of our extensive real estate assets. We look forward to strategically reinvesting proceeds from our real estate development projects into our global agribusiness, enabling us to progress on our goal to become one of the leading citrus agribusinesses in the world.”

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneria’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

The Companies believe the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, the Companies caution you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in the Companies’ SEC filings, which are available on the SEC’s website at http://www.sec.gov. The Companies undertake no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.